Exhibit 4.9

English Convenience translation of

LEASE (“Mietvertrag’’) MV_PUSW_FMC_6

With reference to the “Amendment”/Supplement dated December 19, 2006

(to the Main Agreement concerning Hafenstr. 9 (“Main Agreement”)

between

Fresenius Immobilien-Verwaltungs-GmbH & Co. Objekt Schweinfurt KG

-hereinafter referred to as “Landlord”-

represented by Fresenius Immobilien-Verwaltungs-GmbH

and

Fresenius Medical Care Deutschland GmbH

-hereinafter referred to as “Tenant”

§ 1 Leased Property

The following real estate described in more detail in Attachment 1 is being rented:

Hans-Böckler-Str. 6 (HB6)

Hans-Böckler-Str. 8 (HB8)

Hans-Böckler-Str. 8, conversion 1st phase of construction (HB8_1)

Hans-Böckler-Str. 8, conversion 2nd phase of construction (HB8_2)

Hans-Böckler-Str. 8, conversion 3rd phase of construction (HB8_3)

Hans-Böckler-Str. 6, distribution building (HB6_1A)

Hans-Böckler-Str. 6, Materials flow (HB6_1A)

Hans-Böckler-Str. 6, enclosure (HB6_1B)

Hans-Böckler-Str. 10, (HB10)

Hans-Böckler-Str. 10, conversion (HB10_1)

Sven-Winquist-Str. 2, parking space expansion (SW2_1)

Hans-Böckler-Str. 4, grounds and porter’s lodge (HB4_1)

Hafenstr. 9, conversion of hall 5 (HA9_5)

Tenant has taken over the leased property in the condition stipulated in the contract.

The real property including buildings is being leased without fixtures within the meaning of the German Valuation Act (“Bewertungsgesetz”).

In addition, an increase in rent with regard to the leased property designated “Hafenstrasse 9” (old building(s)) by the rent for the wall dividing the complex (HA9_4) has been agreed. The corresponding values may be seen in Attachment 1.

§ 2 Rent and Utilities/Service Costs

The annual rent stipulated in the Main Agreement, which was amended by a Supplemental Agreement dated February 6, 2008, for all of the properties in Schweinfurt at Hafenstrasse 9 is herewith being increased by the monthly amounts stipulated according to the Attachment (except for HB6 and HB8).

The rent for the leased property at Hans-Böckler-Str. 6 is:

EUR 30,252.81 a month                   as of January 1, 2010

The rent for the leased property at Hans-Böckler-Str. 8 is:

EUR 24,981.22 a month                  as of January 1, 2010.

The statutorily prescribed tax rate shall apply to this additional rent as well as to the value-added tax to be paid in addition to the rent and to the utilities/service costs.

Any and all the subsequent invoices of additional construction costs shall entitle Landlord to make a corresponding adjustment of the rent.

§ 3 Term of the Lease / Validity of the Main Agreement

For the individual buildings, the date on which the lease commences can be seen from the date of utilization listed in Attachment 1 and supplements the aforementioned Main Agreement, which was last amended by a Supplemental Agreement dated February 6, 2008 for all of the properties in Schweinfurt at Hafenstrasse 9. All of the provisions of the Main Agreement dated December 19, 2006 and its references to other agreements between the Parties shall apply accordingly. This also explicitly applies to all amendments and supplements to the Main Agreement, in particular, any extensions thereof, or the conclusion of a new main agreement, regardless of when such is to be agreed.

In detail, the following commencement of the lease is stipulated:

Hans-Böckler-Str. 6	Jan. 1, 2008
Hans-Böckler-Str. 8	Aug. 1, 2007
Hans-Böckler-Str. 8, conversion 1st phase of construction (HB8_1)	Jan. 1, 2008
Hans-Böckler-Str. 8, conversion 2nd phase of construction (HB8_2)	Mar. 1, 2008
Hans-Böckler-Str. 8, conversion 3rd phase of construction (HB8_3)	Sep. 1, 2009
Hans-Böckler-Str. 6, distribution building (HB6_1A)	May 1, 2008
Hans-Böckler-Str. 6, Flow of materials (HB6_1A)	Apr. 1, 2009
Hans-Böckler-Str. 6, Enclosure (HB6_1B)	Jan. 1, 2010
Hans-Böckler-Str. 10, (HB10)	Oct. 1, 2008
Hans-Böckler-Str. 10, conversion (HB10_1)	Oct. 1, 2008
Sven-Winquist-Str. 2, parking space expansion (SW2_1)	Jan. 1, 2009
Hans-Böckler-Str. 4, grounds and porter’s lodge (HB4_1)	Apr. 1, 2009
Hafenstr. 9, conversion of hall 5 (HA9_5)	May 1, 2009
Hafenstr. 9, complex dividing wall (HA9_4)	Jan. 1, 2009

§ 4 Written Form/Escape Clause

Every amendment or addition to this lease must be made in writing and signed by both Parties. This shall also apply to any agreement on waiving the written form. If any provision of this Amendment and/or of the Main Agreement is or becomes invalid, this shall not apply to the Agreement as a whole. In every such case, the Parties agree to agree a contractual amendment or supplement corresponding to what was desired from an economic standpoint, and shall do so multiple times, if necessary.

Dated at Bad Homburg on February 1, 2011

[Signature]	[Signature]
Landlord	Landlord
Dr. Jürgen Götz	Dr. Karl-Dieter Schwab

Dated at Bad Homburg on February 8, 2011

[Signature]	[Signature]
Tenant	Tenant
SIEGER	K. WANZEK

Attachment 1: List of the 11 (in words: eleven) partial areas as well as 1 (one) wall dividing the complex covered by this Agreement.